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                                                                      EXHIBIT 12

                     THE UNION LIGHT, HEAT AND POWER COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                               YEAR ENDED DECEMBER 31
                                        SIX MONTHS ENDED   --------------------------------------------------------------
                                         JUNE 30, 2004        2003         2002         2001         2000         1999
                                        ----------------   ----------   ----------   ----------   ----------   ----------
                                                                             (THOUSANDS, EXCEPT RATIOS)
Earnings Available
  Net Income                            $         10,979   $   19,029   $   12,150   $   35,924   $   24,632   $   12,274
  Plus:
    Income Taxes                                   6,531        9,781       12,349       13,699       13,801       10,184
    Interest on Long-Term Debt                     2,130        5,526        5,533        5,530        5,451        5,191
    Other Interest                                   388          672          618          963        1,288        1,147
    Interest Component of Rents (a)                  453          906          959        1,288        1,276        1,359
                                        ---------------------------------------------------------------------------------
      Total Available                   $         20,481   $   35,914   $   31,609   $   57,404   $   46,448   $   30,155
                                        =================================================================================

Fixed Charges
  Interest Charges                      $          2,518   $    6,198   $    6,151   $    6,493   $    6,739   $    6,338
  Interest Component of Rents (a)                    453          906          959        1,288        1,276        1,359
                                        ---------------------------------------------------------------------------------
      Total Fixed Charges               $          2,971   $    7,104   $    7,110   $    7,781   $    8,015   $    7,697
                                        =================================================================================

Ratio of Earnings to Fixed Charges                  6.89         5.06         4.45         7.38         5.80         3.92
                                        =================================================================================

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(a)  Estimated interest component of rentals (1/3 of rentals was used where no readily defined interest element could be determined).